UNITED NATURAL FOODS, INC. ANNOUNCES INTENT TO LIST ON NYSE

Ticker Symbol to Remain “UNFI”

PROVIDENCE, RI and MINNEAPOLIS, MN - December 18, 2018 - United Natural Foods, Inc. (NASDAQ: UNFI) today announced its intent to transfer trading of its common stock to the New York Stock Exchange (“NYSE”) from the NASDAQ Global Select Market (“NASDAQ”). United Natural Foods expects to begin trading on the NYSE on January 2, 2019. United Natural Foods will continue to trade its common stock on NASDAQ until the close of the market on January 1, 2019. The common stock will continue to trade under the ticker symbol “UNFI”.

“We are pleased to partner with the New York Stock Exchange as the new home for our stock listing and look forward to joining the collection of preeminent companies listed on the exchange as we continue to focus on generating long-term value for our stockholders,” said Steve Spinner, UNFI’s Chairman and Chief Executive Officer.

“We welcome United Natural Foods as it transfers to the NYSE, joining the world’s greatest community of companies,” said the NYSE’s Chief Operating Officer, John Tuttle. “We look forward to being a valued partner in the company’s future growth by providing the highest quality market and services.”

About United Natural Foods
(NOTE: On October 22, 2018, UNFI completed the acquisition of SUPERVALU INC. For more information on the acquisition, please visit www.bettertogether.unfi.com.)

UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers.  By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties and are based on current expectations and management estimates about future events. The Company’s actual results may differ materially from those contemplated by the relevant forward-looking statements, and consequently, you should not rely on these forward-looking statements as predictions of future events. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the fiscal year ended July 28, 2018 filed with the Securities and Exchange Commission (the “SEC”) on September 24, 2018 and its quarterly report on Form 10-Q filed with the SEC on December 6, 2018, and other filings the Company makes with the SEC. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, other than as required by applicable law.

INVESTOR CONTACT
Steve Bloomquist
Vice President - Investor Relations
952-828-4144